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Exhibit 10.24

June 4, 2004

CONFIDENTIAL

Patrick P.A. Humphrey, Ph.D., D.Sc.
1473 Balboa Avenue
Burlingame, CA 94010

Dear Pat:

        The Board of Directors of Theravance, Inc. (the "Company") has approved the following arrangement for you at its meeting on May 27, 2004. If you agree to the terms set forth herein, please sign below.

        On June 30, 2001, we granted you an option to purchase 300,000 shares of our common stock at an exercise price of $5.50 per share (the "First Option"). You are vested as of May 1, 2004 in 218,750 of the shares purchasable under the First Option. On February 24, 2002, we granted you options to purchase 300,000 shares of our common stock at an exercise price of $5.50 per share (collectively, the "Second Option" and together with the First Option, the "Options"). You are vested as of May 1, 2004 in 162,500 of the shares purchasable under the Second Option. On February 27, 2002, we loaned you $1,000,000 pursuant to the terms of a promissory note (the "Note"), a stock pledge agreement pursuant to which you agreed to pledge the shares purchasable under the Options as security for the Note (the "Stock Pledge Agreement"), and a deed of trust covering your residence located at 1473 Balboa Avenue, Burlingame, California 94010 (the "Deed of Trust" and together with the Note and Stock Pledge Agreement, the "Loan Documents"). On May 11, 2004, you entered into a Lock-Up Agreement by and among the Company, SmithKline Beecham Corporation (the "Lock-Up Agreement") pursuant to which you agreed to lockup certain shares you have the right to purchase under Company options.

        In consideration for your entering into the Lock-Up Agreement and of the services you have provided to date as well as the promises set forth herein, we agree to forgive the loan in full and to pay you a bonus to assist you in paying the Federal and state income and employment taxes you will incur upon the Note being forgiven (the "Tax Bonus"). The Tax Bonus shall be calculated as follows: At the Effective Date (as defined below), the Company will calculate the income and withholding taxes due immediately to the state and Federal tax authorities and that amount will be remitted on your behalf at the time the Company is required to remit to the appropriate tax authorities. To the extent that you incur income or employment taxes in excess of the withholding taxes paid on your behalf, the Company will pay you an additional amount equal to the additional taxes owed on or about April 15, 2005, whether or not you are employed by the Company on that date. The additional portion of the Tax Bonus will be calculated using your actual tax rate, taking into account your actual income and actual deductions for the year. You agree to provide sufficient information to the Company to enable it to calculate your actual tax rate.

        The loan shall be considered extinguished on the date that this letter Agreement is fully executed by you and the Company and such date shall be referred to as the Effective Date. Upon the Effective Date, we will return the Note and Stock Pledge Agreement to you, marked cancelled, and we will file a notice of reconveyance with the County of San Mateo to remove the Deed of Trust that we have recorded on your principal residence.

        In consideration of the promises set forth herein, you and the Company agree to subject 97,180 of the shares (the "Escrow Shares") purchasable under the First Option to an escrow as of the Effective Date. Should you exercise the First Option, then you agree to deposit up to 97,180 of the shares you acquire on exercise into escrow with the Company's outside counsel serving as escrow agent, to be held until the shares are released or forfeited under the schedule set forth below. No shares need to be deposited in escrow if each time you exercise the First Option the number of vested and unexercised shares remaining under the First Option is equal to or greater than 97,180 (or such lesser number of shares as is then subject to the escrow obligation). If you exercise the First Option and the number of vested and unexercised shares remaining is less than 97,180 (or such lesser number of shares as is then subject to the escrow obligation), then you agree to deposit a number of exercised shares that when added to the number of vested and unexercised shares remaining under the First Option equals 97,180 (or such lesser number of shares as is then subject to the escrow obligation). The shares under the First Option and Second Option shall vest at the same time they would have under the First Option and Second Option without regard to this Agreement. Should you leave our employ due to voluntary resignation or a termination by us for Cause, then you will forfeit any shares deposited into escrow and not yet released. We will release these 97,180 shares from escrow over the following periods provided you are employed on each applicable date: 25% on December 31, 2005, 25% on December 31, 2006, and the balance on September 7, 2007 and will release the shares immediately should you die or leave our employ due to disability or termination by us without Cause. If at the time of forfeiture you have not deposited any shares into escrow, then the forfeiture shall be effected by reducing the number of shares purchasable under the First Option by the applicable number of forfeited shares. All share numbers in this letter Agreement shall be adjusted for stock splits and other adjustments pursuant to Section 8 of the Company's 1997 Stock Plan.

        For purposes of this provision, a termination "without Cause" shall mean termination for any reason other than: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors.

        This Agreement shall be binding upon the Company, its successors and assigns and shall be construed and interpreted under the laws of the State of California. This letter Agreement supersedes all prior agreements between you and the Company relating to the Loan Documents. However, your employment offer letter dated April 6, 2001 shall remain in full force and effect except to the extent necessary to give effect to this Agreement.

        Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter Agreement and returning it to the Company.

Sincerely,
/s/ P. ROY VAGELOS P. Roy Vagelos Chairman of the Board of Directors
Accepted and agreed to:
/s/ PATRICK P.A. HUMPHREY, PH.D. Patrick P.A. Humphrey, Ph.D.
Date:

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  Exhibit 10.24